The #1 Airborne Healthcare Company

Air Methods Reports 1Q2009 Results and 2Q2009 Update
Company Achieves Fully-Diluted EPS of $0.41 from Improved Reimbursement and Cost Reductions

DENVER, CO., May 7, 2009 — Air Methods Corporation (NasdaqGS: AIRM), the largest air medical transportation company in the world, reported financial results for the first quarter ended March 31, 2009 and provided an update on April 2009 flight volumes.  For the quarter, revenue increased 5.6% to $124.7 million from $118.1 million in the prior-year quarter.  Net income for the first quarter of 2009 was $5.0 million, or $0.41 per diluted share, compared with net income of $2.3 million, or $0.18 per diluted share, in the first quarter of 2008.  The prior-year quarter net income includes an after-tax gain of $0.8 million, or $0.06 per diluted share, generated from disposition of aircraft.

As previously announced, the increase in net income was primarily attributed to improved net reimbursement per community-based transport and lower maintenance and fuel expense.  Net revenue per community-based transport increased 10.3% to $7,305 during the current-year quarter from $6,622 in the prior-year period.  Maintenance expense during the first quarter of 2009 decreased by $2.8 million, or 13.5%, to $17.8 million, while maintenance cost per flight hour decreased by 7.0% as compared with the prior-year quarter.  Fuel expense decreased by $1.4 million, or 34.3%, to $2.7 million, while fuel costs per community-based transport decreased by 27.9% as compared with the prior-year quarter.

For the first quarter, community-based revenue decreased 1.3% to $68.4 million, compared to $69.3 million in the prior year, while segment net income increased 36.0% to $7.9 million from $5.8 million.  Hospital-based flight revenue increased 7.5% to $48.6 million from $45.3 million in the prior-year period, while segment net income more than doubled to $4.1 million compared with $1.8 million in the prior-year quarter.   Products Division external revenue also more than doubled to $7.6 million compared with $3.5 million in the prior-year quarter, while its external segment net income increased by over $0.9 million as compared with the prior year.

The Company also provided an update on April 2009 flight volume.  Total community-based transports were 3,453 during April 2009 compared with 3,723 in April 2008.  April 2009 community-based transports for bases open greater than one year (Same-Base Transports) decreased by 97 transports, or 2.9%, as compared with April 2008.  Weather cancellations during April 2009 for these same bases were mostly unchanged as compared with the prior-year month, decreasing by just 14.

Aaron Todd, CEO, stated, “We are pleased that each of our operating divisions experienced strong earnings growth during the first quarter of 2009.  In addition to the benefit of reduced fuel prices and improved reimbursement from recent price increases, our strategy to reduce costs of operations through fleet replacement initiatives and base consolidations has produced significant improvements in our operating margins.  The recent improvement in Same-Base Transports in March and April, as compared with more recent months, is also very encouraging and approximates levels achieved before the economic slowdown.  While patient flight volumes, reimbursement levels, and maintenance expenditures experience inherent fluctuation in any given quarter, these recent positive trends offer justification for an optimistic outlook.”

The Company will discuss these results in a conference call scheduled today at 4:15 p.m. Eastern. Interested parties can access the call by dialing (877) 883-0656 (domestic) or (706) 643-8826 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 96724635 for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days.

Air Methods Corporation (www.airmethods.com) is a leader in emergency air medical transportation and medical services. The Hospital Based Services Division is the largest provider of air medical transport services for hospitals. The Community Based Services Division is the largest community-based provider of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 300 helicopters and fixed wing aircraft.

Forward Looking Statements: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; and other matters set forth in the Company's public filings.

CONTACTS:  Aaron D. Todd, Chief Executive Officer, (303) 792-7413.  Please contact Christine Clarke at (303) 792-7579 to be included on the Company’s fax and/or mailing list.

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31, 2009	December 31, 2008

ASSETS

Current assets:
Cash and cash equivalents	$9,053	13,147
Trade receivables, net	129,643	133,467
Other current assets	62,597	61,134

Total current assets	201,293	207,748

Net property and equipment	156,358	146,167
Other assets, net	39,751	41,009

Total assets	$397,402	394,924

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable related to assets held for sale	$19,525	19,520
Current portion of indebtedness	15,116	15,638
Accounts payable, accrued expenses and other	62,919	56,628

Total current liabilities	97,560	91,786

Long-term indebtedness	77,984	85,858
Other non-current liabilities	54,994	56,816

Total liabilities	230,538	234,460

Total stockholders' equity	166,864	160,464

Total liabilities and stockholders' equity	$397,402	394,924

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share and per share amounts)

	Quarter Ended
	March 31,
	2009	2008

Revenue:
Flight operations	$117,014	114,473
Product operations	7,649	3,626
Total revenue	124,663	118,099

Expenses:
Operating expenses	94,278	91,979
General and administrative	17,243	17,146
Depreciation and amortization	4,589	4,098
	116,110	113,223

Operating income	8,553	4,876

Interest expense	(1,235)	(1,567)
Other, net	822	643

Income before income taxes	8,140	3,952

Income tax expense	(3,152)	(1,622)

Net income	$4,988	2,330

Income per common share:
Basic	$0.41	0.19
Diluted	$0.41	0.18

Weighted average common shares outstanding - basic	12,088,306	12,151,342
Weighted average common shares outstanding - diluted	12,274,671	12,623,358